Filed Pursuant to Rule 433

Dated February 27, 2013

Registration Statement No. 333-177646

Supplementing Preliminary Prospectus Supplement Dated February 27, 2013 and

Prospectus dated December 8, 2011

Transaction Fact Sheet

CCG Announces Staged Acquisition of Copper Beech Townhome Communities with Initial Investment of $262 million

Investment positions CCG as the 2nd largest public owner (1) of student housing properties in the U.S. with combined interests in 81 properties and nearly 42,000 beds (2)

Transaction Overview

- Campus Crest Communities, Inc. ("CCG") is investing $262 million in a student housing portfolio owned by Copper Beech Townhome Communities ("Copper Beech")
  - $230.2 million for 48% direct equity ownership in Copper Beech
  - $31.7 million loan from CCG to Copper Beech partners secured by their 52% interest in unencumbered properties
- Upon completion of the initial investment, Copper Beech will have $469.1 million of mortgage debt with a weighted average interest rate of approximately 5.7% per annum and a weighted average term of 4.2 years to maturity (3)
- CCG has the right, but not the obligation, to acquire remaining equity interest over up to three years at fixed prices
- Transformational acquisition improves CCG's presence and range of offerings by product and price
- CCG will have interests in 81 properties and nearly 42,000 beds across 25 states (2)
- Expected closing in 1Q and 2Q 2013, subject to lender consents

Copper Beech Portfolio

- 5th largest owner of student housing in the United States (4)
  - 35 student housing properties, including two phase II development properties scheduled to open in fall 2013, one undeveloped land parcel in Charlotte, NC and Copper Beech's corporate office building in State College, PA
  - 6,239 units and 16,645 beds
  - Student housing properties have an average age of approximately seven years and are located a median distance of 1.2 miles from campus
  - 98.5% occupancy for 2012 / 2013 academic year (5) and over 98% occupancy for prior two academic years
- 20-year operating history with a proven management team and approximately 250 employees
- Vertically integrated property management, development and construction team
  - Developed 30 of 35 properties in-house
- Headquartered in State College, PA
- Properties located in 13 states at 18 universities
  - Average overall enrollment of 28,700 students (6)
- 2013 deliveries include two phase II developments in Mt. Pleasant, MI and Statesboro, GA with a total development cost of approximately $23 million




Copper Beech



(1) Public company filings
(2) Includes 2013 deliveries for CCG and Copper Beech and CCG's Philadelphia, PA development
(3) Excludes ~$19.7 million of construction loans expected to close in the first quarter of 2013
(4) *Student Housing Business* as of 10/31/2012
(5) As of 02/13/2013
(6) Fall 2012 overall enrollment from university websites. Fall 2011 enrollment if Fall 2012 enrollment not available

CAMPUS CREST

Combined Geographic Footprint (1) About CCG About Copper Beech CCG is a self - managed, self - administered and vertically - integrated REIT focused on developing, building, owning and managing a diversified portfolio of high - quality, residence life focused student housing properties in the United States . As of December 31 , 2012 , CCG owned interests in 39 operating student housing properties containing approximately 7 , 670 apartment units and 20 , 884 beds . CCG plans to deliver six projects containing approximately 3 , 564 beds in the third quarter of 2013 . Additionally, CCG is developing a 33 - story student housing tower in Philadelphia, PA containing approximately 850 beds for delivery in the third quarter of 2014 . The Copper Beech Portfolio consists of 35 operating student housing properties, including two phase II development properties scheduled to open in Fall 2013 , plus one undeveloped land parcel in Charlotte, NC and Copper Beech’s corporate office building in State College, PA . The Copper Beech Portfolio consists of primarily townhouse units located in eighteen geographic markets across thirteen states . As of February 22 , 2013 , the Copper Beech Portfolio comprised approximately 6 , 239 rentable units with approximately 16 , 645 rentable beds, including the two development properties . Transaction Fact Sheet CCG Announces Staged Acquisition of Copper Beech Townhome Communities with Initial Investment of $262 million Combined Platform Current PF $0.5bn Enterprise Value (2) $0.9bn $1.4bn Current PF Total Beds (000’s) (3) 16.6 25.3 41.9 Current PF Occupancy (3)(4) 350 bps 90.4% 93.9% (1) Source: CCG public filings and Copper Beech information; includes 2013 deliveries for CCG and Copper Beech and CCG’s Philadelphia, PA development (2) Assumes $12.53 stock price as of 02/26/2013 and preferred equity and debt outstanding as of 12/31/2012, including CCG joint venture debt and Copper Beech debt at share (3) Total beds include 2013 deliveries for CCG and Copper Beech and CCG’s Philadelphia, PA development. Total beds and occupancy includes JV Properties at 100% (4) CCG as of 12/31/2012. Copper Beech as of 02/13/2013 (5) CCG and Copper Beech as of 02/22/2013 (6) Fall 2012 overall enrollment from university websites. Fall 2011 enrollment if Fall 2012 enrollment not available Current PF AY 13/14 Pre - Leasing (5) 690 bps 42.0% 48.9% Current PF Full - Time Undergraduate Enrollment (000’s) (6) 3 15 18

This press release, together with other statements and information publicly disseminated by CCG, contains certain forward - looking statements within the meaning of Section 27 A of the Securities Act of 1933 , as amended, and Section 21 E of the Securities Exchange Act of 1934 , as amended . CCG intends such forward - looking statements to be covered by the safe harbor provisions for forward - looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions . Forward - looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts . In some cases, you can identify forward - looking statements by the use of forward - looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters . You should not rely on forward - looking statements since they involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond CCG’s control that may cause actual results to differ significantly from those expressed in any forward - looking statement, including risks and uncertainties related to the proposed transaction (including but not limited to (i) the occurrence of any effect, event, development, or change that could give rise to the termination of the purchase and sale agreement, (ii) the failure to complete the proposed transaction, and (iii) the failure of any party to satisfy the conditions to the closing of the transaction . All forward - looking statements reflect CCG’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance . Furthermore, except as otherwise required by federal securities laws, CCG disclaims any obligation to publicly update or revise any forward - looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes . For a further discussion of these and other factors that could cause CCG’s future results to differ materially from any forward - looking statements, see the risk factors discussed in CCG’s most recent Annual Report on Form 10 - K . Campus Crest Communities Erik Johnson Vice President of Finance (704) 496 - 2504 erik.johnson@campuscrest.com Investor Contacts Campus Crest Communities Thomas Nielsen Associate, Finance & Investor Relations (704) 496 - 2571 thomas.nielsen@campuscrest.com Cautionary Statement Regarding Forward - Looking Statements Transaction Fact Sheet The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates . Before you invest, you should read the preliminary prospectus supplement and the related prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering . You may get these documents for free by visiting EDGAR on the SEC Web site at www . sec . gov . Alternatively , the issuer or any underwriter participating in the offering will arrange to send you the prospectus if you request it by calling Raymond James & Associates, Inc . at (800) 248 - 8863 or Barclays Capital Inc . at (888) 603 - 5847 .